Exhibit 99.1
NEWS RELEASE
RANGE PROVIDES OPERATIONS UPDATE
FORT WORTH, TEXAS, FEBRUARY 23, 2010...RANGE RESOURCES CORPORATION (NYSE: RRC) today provided an operations update. As announced previously, fourth quarter production volumes averaged 541.0 Mmcfe net per day, an 18% increase over the prior-year period and 8% higher than third quarter 2010. The record production marked the Company’s 32nd consecutive quarter of sequential production growth. Production was 76% natural gas, 18% natural gas liquids (NGLs) and 6% crude oil. Targeted drilling to the liquids-rich portion of the Marcellus Shale play in Pennsylvania, as well as the Midcontinent and Permian Basin regions drove the production growth. Fourth quarter 2010 production was 24% NGLs and crude oil versus 18% for fourth quarter of 2009. For the year, production increased 14%, despite property sales. Excluding the property sales, production would have grown 19%.
Fourth quarter drilling expenditures of $246 million funded the drilling of 90 (64 net) wells and 7 (7 net) recompletions. A 95% success rate was achieved. For the full-year, 237 (167 net) wells were successfully drilled and are now on production, while 111 (81 net) wells are currently in various stages of completion or waiting on pipeline connection. For the year, capital expenditures totaled just under $1.1 billion or $100 million less than budgeted.
Commenting on the announcement, John Pinkerton, Range’s Chairman and CEO, said, “We ended 2010 on a very strong note, having completed the best drilling program in our history. Our 840% drill-bit reserve replacement and $0.71 all-in finding and development cost far exceeded expectations, reaching all-time records. This was accomplished even though we under spent our capital budget by approximately $100 million. 2011 greeted us with some of the toughest winter weather we have seen in many years. While Range and the industry experienced significant shut-ins, our operating teams are continuing to execute by bringing on some spectacular new wells in 2011. The well results reflect the quality of our drilling inventory and the quality of our technical team. We are well-positioned to continue our streak of double digit per share production and reserve growth with one of the industry’s lowest cost structures.”
Marcellus Shale
Range’s Marcellus production for December 2010 averaged more than 200 Mmcfe per day net. Approximately 71% of the production was natural gas and 29% was NGLs and condensate. During the fourth quarter, the Marcellus division brought online 11 horizontal wells in southwestern Pennsylvania, nine of which were located in the liquids-rich wet area of the play. Based on initial production results, we expect the average estimated ultimate recovery (EUR) of these 11 wells to exceed our average reserve estimate of 5.0 Bcfe per well for the southwestern portion of Pennsylvania. At the end of the year, Range had drilled 53 horizontal wells that were waiting on completion and 15 wells waiting on pipeline connection.
Last week, Range brought on approximately 70 Mmcfe per day net of new production that, at year-end, was waiting on completion and/or pipeline connection. This included three wells in the liquid-rich area of the southwest with a collective initial production of 26.1 (22 net) Mmcf per day of natural gas and 1,373 (1,167 net) barrels of NGLs and condensate per day or 29 Mmcfe per day net. In the southwest area, Range curtailed some of its lower Btu gas to commence production from these wells in the more liquid-rich area. The curtailed production will be brought back on as we continue to build out the pipeline system in 2011. The initial phase of our Lycoming County gathering system came online February 16th. Current production is 45 (39 net) Mmcf per day as we have five wells now on production, averaging 9.0 (7.9 net) Mmcf per day per well. Range plans to bring online 20 additional wells in Lycoming County by the end of the third quarter.
Earlier this month, Range completed a significant Marcellus step-out well in the southwest, which tested at 18.6 Mmcfe per day on a five-day test. Current production in the Marcellus is approximately 260 Mmcfe per day net, from both the southwest and northeast areas. Given excellent drilling results and the exceptional work of our technical team, Range is well on schedule to achieve its Marcellus Shale year-end 2011 production exit rate target of 400 Mmcfe per day net.

Providing additional resource potential from our current acreage position in this region is a variety of shale formations that lie above the Marcellus formation, known as the Upper Devonian shales. We believe that a majority of our acreage in the southwest portion of the play is prospective for the Upper Devonian shales. Earlier this month, Range announced that it believes that the Upper Devonian Shale formation on its existing acreage contains an unrisked resource potential of 10 to 14 Tcfe. Range also announced the seven-day initial production rate for the first Utica Shale horizontal completion in the basin to be 4.4 Mmcfe per day. The Utica Shale formation lies below the Marcellus Shale formation.
Appalachian Division
During the fourth quarter 2010, Range’s Appalachian division drilled a total of 51 (27 net) wells, continuing its successful development of tight gas sand, coal bed methane and horizontal drilling projects in Virginia. The division averaged four rigs running during the quarter and drilled 11 (6 net) vertical tight gas sand wells, 26 (12 net) coal bed methane wells and 8 (3 net) horizontal wells in Nora. In addition, on the recently acquired Nora extension property, the division drilled 5 (5 net) tight gas sand wells and 1 (1 net) horizontal Huron Shale well. The horizontal Huron Shale well was a significant step-out well drilled almost 25 miles from the prior Nora field horizontal wells. Since this area has only been sparsely drilled, reserves here are virgin pressured with no depletion from prior drilling. The step-out well tested at 2.6 Mmcf per day which is materially higher than the typical Nora horizontal well. Also in the quarter, Range performed five recompletions of behind-pipe pays on wells in the Nora Extension area with positive results. Based on this success, 30 additional wells are planned for recompletion in 2011.
Midcontinent Division
The Midcontinent division continued development of liquids-rich plays in the fourth quarter of 2010. Two additional horizontal Mississippian Lime wells were completed for a combined average daily rate of 807 barrels of oil, 298 barrels of NGL’s and 1.6 Mmcf or 1,314 (1,035 net) Boe per day at depths of 5,000 feet. In the Ardmore Basin horizontal Woodford play we added three wells, which are currently in the completion phase and are expected to commence sales next month. One operated rig will remain active throughout the year, while non-operated activity is expected to add 1 to 2 additional rigs to the area. Non-operated activity will also drive Range’s participation in the Woodford “Cana” Shale play of the Anadarko Basin where we control approximately 80,000 (42,000) net legacy acres that are all held by production. For its first Cana Shale well, Range has joined for a 10% working interest, in a Devon Energy operated well in Blaine County, Oklahoma. The well has been drilled to total depth and completion operations have commenced. Horizontal drilling activity in the Texas Panhandle has also achieved another milestone. In the fourth quarter, Range completed the industry’s first successful horizontal St. Louis Lime well which tested at rates of 360 barrels of oil, 543 barrels of NGL’s and 13.8 Mmcf or 19.2 (5.8 net) Mmcfe per day net.
RANGE RESOURCES CORPORATION (NYSE: RRC) is an independent natural gas company operating in the Southwestern and Appalachian regions of the United States.
Except for historical information, statements made in this release, including those relating to anticipated production, capital expenditures, anticipated cost reductions, anticipated rates of returns, the number of wells to be drilled, reserve potential, anticipated asset sales, reserve growth and anticipated financial results are forward-looking statements as defined by the Securities and Exchange Commission. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management’s assumptions and the Company’s future performance are subject to a wide range of business risks and uncertainties and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, the volatility of oil and gas prices, the costs and results of drilling and operations, the timing of production, mechanical and other inherent risks associated with oil and gas production, weather, the availability of drilling equipment, changes in interest rates, litigation, uncertainties about reserve estimates, and environmental risks. The Company undertakes no obligation to publicly update or revise any forward-looking statements. Further information on risks and uncertainties is available in the Company’s filings with the Securities and Exchange Commission, which are incorporated by reference.
The SEC permits oil and gas companies, in filings made with the SEC, to disclose proved reserves, which are estimates that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Beginning with year-end reserves for 2009, the SEC permits the optional disclosure of probable and possible reserves. Range has elected not to disclose the Company’s probable and possible reserves in its filings with the SEC. Range uses certain broader terms such as “resource potential,” or “unproved resource potential” or “upside” or other descriptions of volumes of resources potentially recoverable through additional drilling or recovery techniques that may include probable and possible reserves as defined by the SEC’s guidelines. Range has not attempted to distinguish probable and possible reserves from these broader classifications. The SEC’s rules prohibit us from including in filings with the SEC these broader classifications of reserves. These estimates are by their nature more speculative than estimates of proved, probable and possible reserves and accordingly are subject to substantially greater risk of being actually realized. Unproved resource potential refers to Range’s internal estimates of hydrocarbon quantities that may be potentially discovered through exploratory drilling or recovered with additional drilling or recovery techniques and have not been reviewed by independent engineers. Unproved resource potential does not constitute reserves within the meaning of the Society of Petroleum Engineer’s Petroleum Resource Management System and does not include proved reserves. Area wide unproven, unrisked resource potential has not been fully risked by Range’s management. Actual quantities that may be ultimately recovered from Range’s interests will differ substantially. Factors affecting ultimate recovery include the scope of Range’s drilling program, which will be directly affected by the availability of capital, drilling and production costs, commodity prices, availability of drilling services and equipment, drilling results, lease expirations, transportation constraints, regulatory approvals, field spacing rules, recoveries of gas in place, length of horizontal laterals, actual drilling results, including geological and mechanical factors affecting recovery rates and other factors. Estimates of resource potential may change significantly as development of our resource plays provides additional data. Investors are urged to consider closely the disclosure in our most recent Quarterly Report on Form 10-Q, filed on July 27, 2010 for the period ending June 30, 2010, available from our website at www.rangeresources.com or by written request to 100 Throckmorton Street, Suite 1200, Fort Worth, Texas 76102. You can also obtain this Form 10-Q by calling the SEC at 1-800-SEC-0330.

2011-6

Contact:	Rodney Waller, Senior Vice President David Amend, Investor Relations Manager Laith Sando, Sr. Financial Analyst Karen Giles, Corporate Communications Manager (817) 870-2601 www.rangeresources.com